Exhibit 99.1
Professional Diversity Network, Inc. Announces Rapid Registered User Growth

CHICAGO, June 8, 2015 (GLOBE NEWSWIRE) -- Professional Diversity Network, Inc. (“PDN”) (NASDAQ: IPDN), a developer and operator of online networks and technologies that provide access to employment opportunities for diverse professionals in the United States, announced today that it has achieved rapid registered user growth, exceeding over 376,000 new registered users per month.

HIGLIGHTS:

•	1,066,944 new registered users in the past 6 months
•	376,255 new registered users in May 2015 alone
•	Over 1300% new registered user growth on a month over month basis in May 2015 versus October 2014, last full month before Noble Voice acquisition

“As we recently discussed in our Annual Stockholder’s Meeting, our 2014 acquisitions of Noble Voice and NAPW made PDN immeasurably stronger,” said Jim Kirsch, CEO.  Kirsch continued, “For a technology company like us, the rate at which users adopt our platforms is a key performance indicator that we monitor very closely.  We are pleased to share this graph, which depicts our month over month growth of new users since our acquisition of Noble Voice and demonstrates that we have successfully leveraged Noble Voice’s human and technological capital to drive explosive growth in this critical area.”

Sergio Zlobin, VP of Technology, explained, “We quickly integrated our technology with PDN during the first three months following our acquisition.  By February of 2015, we had developed the formula that allows us to scale into the future.  For a technology company, potential is denominated in registered users.  Our growth demonstrates our potential.  Our value is reflected in the fact that all new registered users since April of 2015 are TCPA-compliant opt ins, which means that we have the flexibility to use multiple outreach channels, and that allows us to continue drive down the cost of acquisition.  My job is to continue to lead the development of new technologies that allow us to capture that value, and I strongly believe that is exactly what we will do.”

“As we pointed out in this year’s 10-K, all indicators point to diverse Americans predominating the economy and driving demand for their employment over the next several decades,” said Mr. Kirsch.  He continued, “In May we registered over 22,000 new users through www.military2career.com, our channel for Veteran jobseekers; over 118,000 new users through www.blackcareernetwork.com, our channel for African-American jobseekers; and over 54,000 new users through www.iHispano.com, our channel for Latino jobseekers.”  Mr. Kirsch concluded, “This data underscores why we are so confident that PDN has a bright future supplying diverse talent to Corporate America.  Our 2014 acquisitions have positioned us to deliver unmatched scale and quality to companies that want to hire our users, and our growth is evidence that those users are listening and engaged.”

About Professional Diversity Network, Inc.

Professional Diversity Network, Inc. (PDN) is an Internet software and services company that develops and operates online professional networking communities dedicated to serving diverse professionals in the United States and employers seeking to hire diverse talent. Our subsidiary, National Association of Professional Women (NAPW), is one of the largest, most recognized networking organizations of professional women in the country, spanning more than 200 industries and professions. Through an online platform and our relationship recruitment affinity groups, we provide our employer clients a means to identify and acquire diverse talent and assist them with their efforts to comply with the Equal Employment Opportunity Office of Federal Contract Compliance Program. Our mission is to utilize the collective strength of our affiliate companies, members, partners and unique proprietary platform to be the standard in business diversity recruiting, networking and professional development for women, minorities, veterans, LGBT and disabled persons globally.

Forward-Looking Statements

This press release contains certain forward-looking statements regarding the future based on our current expectations, forecasts, beliefs, intentions, strategies and assumptions. Forward-looking statements can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," and "would" or similar words. Forward-looking statements involve risks and uncertainties and our actual results may differ materially from those stated or implied in such forward-looking statements. Factors that could contribute to such differences include, but are not limited to: failure to realize synergies and other financial benefits from mergers and acquisitions within expected time frames, including increases in expected costs or difficulties related to integration of merger and acquisition partners; inability to identify and successfully negotiate and complete additional combinations with potential merger or acquisition partners or to successfully integrate such businesses, including our ability to realize the benefits and cost savings from, and limit any unexpected liabilities acquired as a result of, any such business combinations; our limited operating history in a new and unproven market; increasing competition in the market for online professional networks; our ability to comply with increasing governmental regulation and other legal obligations related to privacy; our ability to adapt to changing technologies and social trends and preferences; our ability to attract and retain a sales and marketing team, management and other key personnel and the ability of that team to execute on the Company’s business strategies and plans; our ability to obtain and maintain intellectual property protection for our intellectual property; any future litigation regarding our business, including intellectual property claims; and the risk factors disclosed in our Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 31, 2015 and any subsequent filings made by us with the SEC. Forward-looking statements in this release are based on information available to us as of the date hereof and we assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise. The Form 10-K filed with the SEC on March 31, 2015, together with this press release are available on our website, www.prodivnet.com.

CONTACT: Professional Diversity Network, Inc.
Jim Kirsch, CEO
(312) 614-0921
dmecklenburger@prodivnet.com